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April 12, 1996


Royal Pakhoed N.V.
333 Blaak
3011 GB Rotterdam
The Netherlands

         Re: Confidentiality and Standstill Agreement

Gentlemen:

         In connection with your consideration of a possible transaction involving you, which shall include Royal Pakhoed N. V. and all your "affiliates" and "associates" (as such terms are defined in Rule 12b-2 of the Securities Exchange Act of 1934 (the "Act")), (also collectively referred to as "Pakhoed") and Univar Corporation ("Univar"), certain financial, operational and other information concerning Univar is being and will be furnished to you and to your directors, officers, employees, agents, and professional advisors.

         As a condition to furnishing such information, you agree, as set forth below, to (1) keep confidential such information and any other information Univar or its representatives furnish to you, whether furnished before, on, or after the date of this Confidentiality and Standstill Agreement ("Agreement"), together with analyses, compilations, studies or other documents or records prepared by you or others, which contain or reflect or are generated from information supplied by Univar or its representatives (collectively referred to as "Evaluation Material") and (2) the other matters contained in this Agreement.

         You agree that the Evaluation Material will be used solely for the purpose described above and that such Evaluation Material will be kept confidential by you; provided, however, that any of such information may be disclosed to your directors, officers, employees, agents, and professional (collectively referred to as "your representatives"). It being understood that prior to any disclosure of Evaluation Material, each of your representatives shall be informed by you of the terms of this Agreement and of the confidential nature of the Evaluation Material. Each of your representatives shall execute a written agreement acceptable to Univar agreeing (i) to keep the Evaluation Material confidential and to use it only in connection with the purpose described above and (ii) to the other terms of this Agreement. You shall be responsible for any breach of this Agreement by you or any of your representatives.

         Without the prior written consent of Univar, you will not disclose and will direct your
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Confidentiality and Standstill Agreement
April 12, 1996
Page 2

representatives not to disclose, to any person other than Pakhoed and your representatives, the fact that the Evaluation Material has been made available to you, the fact that Univar and Pakhoed are considering a transaction, or any information with respect to the discussions including the status thereof. The term "person" as used in this Agreement shall be broadly interpreted to include, without limitation, any corporation, company, partnership, or individual.

         If you or any of your representatives are legally compelled to disclose Evaluation Material which is subject to this Agreement, you will provide Univar with prompt notice so that Univar may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. In the event that such protective order or other remedy is not obtained, or if Univar waives compliance with the provisions of this Agreement, you will furnish only such information as you are advised is legally required and will exercise your best efforts to obtain assurance that confidential treatment will be accorded any Evaluation Material which is compelled to be disclosed.

         In the event Univar and Pakhoed do not complete the transaction indicated above, you and your representatives will, upon the request of Univar, either (1) promptly deliver to Univar all Evaluation Material, without retaining any copy, extract, or reproduction thereof, or (2) promptly destroy all Evaluation Material in your or your representatives' possession, and such destruction shall be certified in writing to Univar by the person supervising such destruction.

         You understand that Univar does not make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that Univar and its officers, directors, employees, agents, or representatives shall not have any liability hereunder to Pakhoed or any of your representatives resulting from the use of the Evaluation Material by Pakhoed or your representatives.

         You agree to indemnify, defend, and hold Univar, its subsidiaries, and their respective directors, officers, employees, agents and representatives harmless from and against any losses, claims, damages or liabilities arising out of breach of this Agreement by you or your representatives and will reimburse Univar, its subsidiaries, and their respective directors, officers, employees, agents, and representatives for all expenses (including counsel fees) incurred in connection therewith. The obligations set forth in this paragraph shall survive the termination of this Agreement.

         You further acknowledge that subject to the satisfaction of Section 1.3 of the Tender Offer Protocol attached as Exhibit B (the "Protocol"), the Evaluation Material is being furnished to you in consideration of your agreement that for an initial period ending October 30, 1996 you will not, without the prior written consent of the Company, (i) acquire any stock or other securities of the Company, other than as permitted by that certain Standstill Agreement dated September 19, 1986 (as amended June 3, 1992 and referred to herein as the "Standstill Agreement") but specifically excluding the right to make a tender offer pursuant to Section 2.10 of such Standstill Agreement (ii), submit to the Company or any other person any proposal for a
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Confidentiality and Standstill Agreement
April 12, 1996
Page 3

transaction between you and the Company or involving any of its security holders other than in accordance with the Protocol, (iii) solicit proxies or shareholder consents with respect to securities of the Company or become a "participant" in any "solicitation" or a member of a "group" (as such terms are used in Regulation 14A and Section 13(d)(3) of the Act)in opposition to the recommendation of the majority of the Unaffiliated Directors (as defined in the Standstill Agreement), or (iv) otherwise assist, advise, encourage or act alone or in concert with any other person in acquiring or attempting to acquire, directly or indirectly, control of the Company or its assets. If the conditions of Sections 2.1 and 2.2 of the Protocol are satisfied, the term of the standstill provisions of this Agreement shall automatically extend to April 30, 1998. The parties further agree that if a tender offer is not consummated at any time in accordance with the protocol, that Pakhoed will not ask to make a new proposal, renew the current proposal or seek to modify or amend this agreement until after February 28, 1997.

         You acknowledge and agree that Univar would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that Univar shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity. It is further understood and agreed that no failure to or delay in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder. You agree to pay all costs and expenses, including counsel fees, incurred by Univar in case any such action is brought by it.

         You agree and consent to personal jurisdiction and venue in any action brought in any court, federal and state, within the state of Washington having subject matter jurisdiction, in connection with any matter arising under this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to agreements made and to be performed within such state.

         Except as otherwise indicated, your obligations under this Agreement shall terminate as of April 30, 1998.

[the remainder of this page has been intentionally left blank]
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Confidentiality and Standstill Agreement
April 12, 1996
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         Except as modified herein all other terms and conditions of the
Standstill Agreement shall remain in full force and effect through the term of this Agreement and thereafter as provided for in the Standstill Agreement. Univar agrees that the provisions of this Agreement are not intended to inhibit the ability of any legal counsel which has been approved as one of your representatives to represent Pakhoed as its legal advisors; provided, however, that said counsel shall at all times comply with the provisions of this Agreement.

                                                 Very truly yours,

                                                 UNIVAR CORPORATION



                                                 Paul H. Hough
                                                 President


AGREED AND ACCEPTED this ___ day of April, 1996:

Royal Pakhoed N.V.

By:______________________________

Its:_____________________________

Pakhoed USA, Inc.

By:______________________________

Its:_____________________________

Pakhoed Investeringen B.V.
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Confidentiality and Standstill Agreement
April 12, 1996
Page 5

By:______________________________

Its:_____________________________
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Confidentiality and Standstill Agreement
April 12, 1996
Page 6


EXHIBIT A

APPROVED REPRESENTATIVES OF PAKHOED

[INTENTIONALLY OMITTED]
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April 12, 1996
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EXHIBIT B

TENDER OFFER PROTOCOL

APRIL 12, 1996

         STEP I:

         1.1 Execution of a unanimous consent of the Univar Board of Directors authorizing the Special Committee to negotiate with Pakhoed subject to approval by the full Board of Directors.

         1.2 No later than 11:00 A.M., Friday April 12, 1996, Pakhoed and Univar shall execute the Confidentiality and Standstill Agreement to which this Exhibit shall be attached which establishes an initial standstill through October 31, 1996 equivalent to the 1986 standstill between Univar and Pakhoed; provided that this initial standstill provision will become effective only upon satisfaction of Section 1.3.

         1.3 An agreement on a mutually acceptable range of the per share tender offer price shall be reached and confirmed in writing no later than 4:00 P.M. Saturday, April 13, 1996. Upon such agreement the initial standstill provisions shall become automatically effective. If no agreement is reached as to an acceptable range of the per share tender offer, then the standstill provisions of this Agreement shall not apply, but the confidentiality provisions shall apply including without limitation an understanding and agreement that the discussions relating to price ranges and other matters discussed during April 10 through April 13 are subject to such confidentiality provisions.

         1.4 Agreement that due diligence will be conducted only in accordance with a mutually acceptable written agreement. It is specifically agreed that Mark Hooper shall not participate in due diligence, negotiations, strategic advise, consulting or any other role in connection with the transactions contemplated by this protocol.

         STEP II:

         2.1 An environmental due diligence agreement shall be executed no later than April 25, 1996.

         2.2 A minimum acceptable tender offer price per Univar Common Share shall be approved by the Special Committee no later than April 30, 1996.

         2.3 After satisfaction of Section 2.1 (execution of a due diligence agreement) and Section 2.2 (agreement on minimum tender offer price), the standstill provisions shall
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Confidentiality and Standstill Agreement
April 12, 1996
Page 8

automatically extend to April 30, 1998 and there will be no further price negotiations. If either or both of Sections 2.1 and 2.2 are not satisfied by April 30, 1996 the initial standstill provision shall remain in effect until October 31, 1996..

         2.4 Any proposal shall be strictly in accordance with all the terms and conditions of the Standstill Agreement, including without limitation the "Requirement for Tender Offers" as set forth in Section 2.11 of the Standstill Agreement; provided that (a) the Univar Board has not exercised its fiduciary duty to accept or recommend a better offer pursuant to Section 4.5 and
(b)Pakhoed has entered into a Merger Agreement to acquire the non-tendered shares pursuant to Section 4.3 then the minimum number of Univar shares tendered and accepted in the Tender Offer, together with the Univar shares owned by Pakhoed, need only exceed a simple majority of the outstanding Univar shares as of the closing of the Tender Offer. All other material terms and conditions of any such tender offer and the form of the proposed Merger Agreement shall have been disclosed and shall be acceptable to Univar's counsel no later than April 30, 1996.

         2.5 Subject to the satisfaction of the fiduciary duties of the Univar Board of Directors, Univar will consent to and/or encourage the execution of agreements by a sufficient number of large Univar shareholders to assure satisfaction of the minimum tender offer acceptances required by Section 2.4. It is secifically understood that such agreements will permit the signing shareholder to accept a higher offer pursuant to Section 4.5.

         STEP III:

         3.1 If an initial tender offer is approved by the Special Committee, environmental due diligence shall be conducted by Pakhoed and your representatives only as permitted by the Due Diligence Agreement referred to in
Section 1.4.

         3.2 Both Pakhoed and Univar shall recognize as a moral and legal obligation all existing rights of Univar officers and other employees including the rights to receive the benefits of all outstanding stock options and payments and benefits provided for in the Change of Control Agreements regardless of provisions in the Change of Control Agreements which might be interpreted as limiting those rights. No later than April 30, 1996 Pakhoed and Univar shall mutually agree upon the estimated net after-tax cost (i.e., federal income tax benefits to the surviving entity and federal excise tax costs, if any, to the employees) of making the stock options and other change of control benefits available to the Univar employees with indemnification against any excise tax. In recognition of the fairness and mutual benefits of sharing these costs, the tender offer price shall be reduced by fifty percent (50%) of such after-tax cost determined on a fully diluted per share basis. Any adjustment required by this Section shall be reflected in the per share tender offer referred to in
Section 2.2.

         3.3 The full Univar Board shall review the proposal and related matters in a continuation of the regular May 2 Board meeting. The continuation meeting will be held on the afternoon of May 2 at a location outside of Kirkland. Pakhoed directors may attend but will be
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Confidentiality and Standstill Agreement
April 12, 1996
Page 9

expected to excuse themselves after an initial presentation.

         3.4 All environmental due diligence shall be completed no later than May 24, 1996. Pakhoed shall advise the Special Committee of its decision to proceed or not to proceed with a tender offer no later than May 30, 1996. If the answer is no the Standstill stays in effect until April 30, 1998 and the ban on proposals and new negotiation stays in effect until after February 28, 1997.

         STEP IV:

         4.1. If the answer is yes, a special board meeting will be held on May 31, 1996 and a Merger Agreement setting forth the definitive terms and conditions shall be executed no later than June 3, 1996. A press release shall be issued only after execution of the Merger Agreement.

         4.2 The tender offer will commence within five (5) business days after the initial announcement and will stay open for a minimum of thirty (30) business days after the initial announcement (July 15 assuming a June 3 announcement). The tender offer will be completed no later than July 31, 1996. Payment for the shares is required to be made promptly after completion.

         4.3 Pakhoed will be contractually obligated pursuant to the Merger Agreement to promptly follow any Tender Offer which is accepted by the minimum number of shares as required by Section 2.4 which shall also represent a simple majority of the outstanding shares as of the close of the Tender Offer with a cash merger for the remaining untendered shares at the final per share tender offer price.

         4.4 Pakhoed will have an opportunity to negotiate employment agreements with a mutually acceptable number of key executives prior to the execution of the Merger Agreement and commencement of the Tender Offer, however the execution of such agreements shall not be a condition to the Tender Offer and the failure to secure such agreements shall not effect the April 30 1998 standstill agreement.

         4.5 The Univar Board will agree not to solicit other bids but will not be restricted from considering (including providing information comparable to that provided to Pakhoed) or accepting another unsolicited higher cash offer for all of the outstanding Univar Common Shares. If another acquisition proposal is approved by the Univar Board Pakhoed shall have the right to modify its tender offer as permitted by Section 2.7 of the Standstill Agreement.

         4.6 Any modification of the foregoing protocol or related dates must be approved in writing by the Chairman of the Special Committee and a designated representative of Pakhoed.

         4.7 If either the October 31, 1996 or April 30 1998 standstill provisions become effective in accordance with this letter agreement such provisions will stay in effect if the tender
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Confidentiality and Standstill Agreement
April 12, 1996
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offer is not completed in accordance with the foregoing protocol and time schedule and Pakhoed further agrees that it will not ask to make a new proposal, renew the current proposal or seek to modify or amend this agreement until after February 28, 1997; provided that, if the Univar Board fails to approve a tender offer which has been approved by the Special Committee and is otherwise made in accordance with this protocol and all previously disclosed and mutually agreed terms and conditions, the standstill provisions of this Agreement will be terminated as of October 31, 1996, but thereafter the present Standstill Agreement shall remain in effect.